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                                                                       Exhibit 5




                                October 26, 2001


Colgate-Palmolive Company
300 Park Avenue
New York, NY  10022

Re:      Colgate-Palmolive Company 1997 Stock Option Plan
         Registration Statement on Form S-8
         ------------------------------------------------

Ladies and Gentlemen:

         This opinion is rendered to you in connection with the above mentioned Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration by Colgate-Palmolive Company (the "Company"), of 37,000,000 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company for issuance under the Company's 1997 Stock Option Plan (the "Plan").


         I am Senior Vice President, General Counsel and Secretary of the Company. I or attorneys under my supervision are familiar with the Plan for which the Shares are being registered.


         Based upon the foregoing, it is my opinion that the Shares have been duly authorized and, once issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.


         I consent to the use of this opinion as Exhibit 5 to the Registration Statement.


                                                     Very truly yours,



                                                     /s/ Andrew D. Hendry



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